Exhibit 99
1201 S. Second Street
Milwaukee, WI 53204
USA

News Release

Contact	Ed Moreland Media Relations Rockwell Automation 571.296.0391	Aijana Zellner Investor Relations Rockwell Automation 414.382.8510
Rockwell Automation Reports Third Quarter 2025 Results

•Reported sales up 5%; organic sales up over 4%
•Total company Book-to-bill was ~1.0, consistent with the normal historical range
•Total ARR up 7% year over year
•Diluted EPS of $2.60 and Adjusted EPS $2.82; up 29% and 4% year over year, respectively
•Updates fiscal 2025 reported and organic sales growth guidance range to (2)% to 1%
•Updates fiscal 2025 diluted EPS guidance range to $8.89 - $9.29; updates Adjusted EPS guidance range to $9.80 - $10.20

MILWAUKEE (August 6, 2025) — Rockwell Automation, Inc. (NYSE: ROK) today reported third quarter fiscal 2025 results.
"Q3 marked another quarter of strong execution and significant progress toward our long-term margin expansion goals. We returned to year-over-year sales growth with a broad set of customer wins in the quarter, including significant brownfield and greenfield opportunities. Rockwell is also investing over $2 billion in our plants, talent, and digital infrastructure over the next five years. The majority of this spend is focused on capital investment in the United States," said Blake Moret, Chairman and CEO.

Fiscal Q3 2025 Financial Results
Fiscal 2025 third quarter reported sales were $2,144 million, up 5% from $2,051 million in the third quarter of fiscal 2024. Organic sales increased over 4% and currency translation increased sales by less than 1%.
Income before income taxes was $342 million in the third quarter of fiscal 2025 compared to $255 million in the same period last year. Pre-tax margin was 16.0% in the third quarter of fiscal 2025 compared to 12.4% in the same period last year, due to restructuring charges taken in the prior year. Total segment operating earnings were $454 million in the third quarter of fiscal 2025, up 7% from $426 million in the same period of fiscal 2024. Total segment operating margin was 21.2% compared to 20.8% a year ago. The increase in segment operating margin was primarily due to productivity, price realization, and favorable mix, partially offset by higher compensation and unfavorable currency.
Fiscal 2025 third quarter Net income attributable to Rockwell Automation was $295 million or $2.60 per share, compared to $232 million or $2.02 per share in the third quarter of fiscal 2024. Fiscal 2025 third quarter Adjusted EPS was $2.82, up 4% compared to $2.71 in the third quarter of fiscal 2024.
Cash flow generated by operating activities in the third quarter of fiscal 2025 was $527 million, compared to $279 million in the third quarter of fiscal 2024. Free cash flow in the third quarter of fiscal 2025 was $489 million, compared to $238 million in the same period last year. Increases in cash flow provided by operating activities and free cash flow were primarily due to higher net income.

Fiscal Year 2025 Outlook
The table below provides updated guidance for fiscal 2025.

	Updated Guidance	Prior Guidance
Reported sales midpoint	~$8.2B	~$8.1B
Organic sales growth (1)	(2)% - 1%	(4)% - 2%
Inorganic sales growth	~ 0%	~ 0%
Currency translation	~ 0%	~ (0.5)%
Reported sales growth	(2)% - 1%	(4.5)% - 1.5%
Diluted EPS	$8.89 - $9.29	$8.23 - $9.23
Adjusted EPS (1)	$9.80 - $10.20	$9.20 - $10.20

(1) Organic sales growth and Adjusted EPS are non-GAAP measures. See Organic Sales and Adjusted Income, Adjusted EPS, and Adjusted Effective Tax Rate Reconciliations for more information on these non-GAAP measures.

"We are increasing our Adjusted EPS outlook as we continue to outperform on our productivity and margin targets. Our expectations for fiscal 2025 customer spend and our topline growth remain largely unchanged with the exception of a slight benefit from tariff-based pricing and favorable currency. Even in this uncertain environment, our team is not waiting for macro-economic improvement to play offense. We are delivering customer value and expanding margins,” Moret continued.

Following is a discussion of third quarter results for our business segments.
Intelligent Devices
Intelligent Devices third quarter fiscal 2025 sales were $968 million, an increase of 1% compared to $957 million in the same period last year. Organic sales increased 1%. Segment operating earnings were $182 million compared to $193 million in the same period last year. Segment operating margin decreased to 18.8% from 20.2% a year ago. The decrease from prior year was driven by higher compensation and unfavorable net currency, partially offset by productivity and price realization.

Software & Control
Software & Control third quarter fiscal 2025 sales were $629 million, an increase of 23% compared to $513 million in the same period last year. Organic sales increased 22% and currency translation increased sales by 1%. Segment operating earnings were $199 million compared to $121 million in the same period last year. Segment operating margin increased to 31.6% from 23.6% a year ago. The increase from prior year was driven by higher volume, price realization, and productivity, partially offset by higher compensation.

Lifecycle Services
Lifecycle Services third quarter fiscal 2025 sales were $547 million, a decrease of (6)% compared to $581 million in the same period last year. Organic sales decreased (6)%. Segment operating earnings were $73 million compared to $112 million in the same period last year. Segment operating margin decreased to 13.3% from 19.3% a year ago driven by higher compensation and lower volume, partially offset by productivity.

Supplemental Information
ARR - Total ARR grew 7% compared to the end of the third quarter of fiscal 2024.
Corporate and other - Fiscal 2025 third quarter Corporate and other expense was $40 million compared to $29 million in the third quarter of fiscal 2024.
Purchase accounting depreciation and amortization - Fiscal 2025 and 2024 third quarter Purchase accounting depreciation and amortization expense was $35 million.
Restructuring charges - Fiscal 2024 third quarter restructuring charges were $70 million, which relate to actions in conjunction with an enterprise-wide comprehensive program to optimize cost structure and expand margins. The charges are primarily related to severance benefits.
Tax - On a GAAP basis, the effective tax rate in the third quarter of fiscal 2025 was 14.3% compared to 9.4% in the third quarter of fiscal 2024. The Adjusted Effective Tax Rate for the third quarter of fiscal 2025 was 15.2% compared to 13.3% in the prior year. The increases were primarily due to lower discrete benefits recognized in the current year.
Share repurchases - During the third quarter of fiscal 2025, the Company repurchased approximately 0.5 million shares of its common stock at a cost of $123 million. At June 30, 2025, approximately $1.0 billion remained available under our existing share repurchase authorization.
Return on Invested Capital (ROIC) - ROIC was 15.0% for the twelve months ended June 30, 2025, compared to 16.0% for the twelve months ended June 30, 2024.

Definitions
Non-GAAP Measures - Organic sales, total segment operating earnings, total segment operating margin, Adjusted Income, Adjusted EPS, Adjusted Effective Tax Rate, free cash flow, free cash flow conversion, and ROIC are non-GAAP measures that are reconciled to GAAP measures in the attachments to this release.
Total ARR - Annual recurring revenue (ARR) is a key metric that enables measurement of progress in growing our recurring revenue business. It represents the annual contract value of all active recurring revenue contracts at any point in time. Recurring revenue is defined as a revenue stream that is contractual, typically for a period of 12 months or more, and has a high probability of renewal. The probability of renewal is based on historical renewal experience of the individual revenue streams, or management's best estimates if historical renewal experience is not available. Total ARR growth is calculated as the dollar change in ARR, adjusted to exclude the effects of currency, divided by ARR as of the prior period. The effects of currency translation are excluded by calculating Total ARR on a constant currency basis. Total ARR includes acquisitions even if there was no comparable ARR in the prior period. We believe that Total ARR provides useful information to investors because it reflects our recurring revenue performance period over period including the effect of acquisitions. Our measure of ARR may be different from measures used by other companies. Because ARR is based on annual contract value, it does not represent revenue recognized during a particular reporting period or revenue to be recognized in future reporting periods and is not intended to be a substitute for revenue, contract liabilities, or backlog.
Book-to-bill - Book-to-bill is a key performance metric that provides an indication of the level of demand. It is calculated as orders divided by sales for a specified period. A Book-to-bill greater than 1.0 indicates that orders exceeded sales and a growing backlog while a Book-to-bill less than 1.0 indicates that sales exceeded orders and a declining backlog. We believe that Book-to-bill provides useful information to investors about demand, and in our Lifecycle Services segment, about the strength of our backlog. Our measure of Book-to-bill may be different from measures used by other companies.

Conference Call
A conference call to discuss the quarterly results will be held at 8:30 a.m. Eastern Time on August 6, 2025. The call will be an audio webcast and accessible on the Rockwell Automation website (www.rockwellautomation.com/en-us/investors.html). Presentation materials will also be available on the website prior to the call.
Interested parties can access the conference call by using the following numbers: (888) 330-2022 in U.S.; (365) 977-0051 in Canada; +1 (646) 960-0690 for other countries. Use the following passcode: 5499533. Please call in 10 minutes prior to the start of the call.
Both the presentation materials and a replay of the call will be available on the Investor Relations section of the Rockwell Automation website through September 6, 2025.

This news release contains statements (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as “believe”, “estimate”, “project”, “plan”, “expect”, “anticipate”, “will”, “intend”, and other similar expressions may identify forward-looking statements. Actual results may differ materially from those projected as a result of certain risks and uncertainties, many of which are beyond our control, including but not limited to:
•macroeconomic factors, including inflation, global and regional business conditions (including adverse impacts in certain markets, such as Oil & Gas), commodity prices, currency exchange rates, the cyclical nature of our customers’ capital spending, and sovereign debt concerns;
•laws, regulations, and governmental policies affecting our activities in the countries where we do business, including those related to tariffs, taxation, trade controls, cybersecurity, and climate change;
•our profitability and market competitiveness may be adversely impacted by changes in trade policies, including tariffs or other factors;
•the severity and duration of disruptions to our business due to natural disasters (including those as a result of climate change), pandemics, acts of war, strikes, terrorism, social unrest, or other causes;
•the availability and price of components and materials;
•the availability, effectiveness, and security of our information technology systems;
•our ability to manage and mitigate the risk related to security vulnerabilities and breaches of our hardware and software products, solutions, and services;
•the successful execution of our cost productivity and margin expansion initiatives;
•our ability to attract, develop, and retain qualified employees;
•the successful integration and management of strategic transactions and achievement of the expected benefits of these transactions;
•the successful development of advanced technologies and demand for and market acceptance of new and existing hardware and software products;
•our ability to manage and mitigate the risks associated with our solutions and services businesses;
•competitive hardware and software products, solutions, and services, pricing pressures, and our ability to provide high quality products, solutions, and services;
•the availability and cost of capital;
•disruptions to our distribution channels or the failure of distributors to develop and maintain capabilities to sell our products;
•intellectual property infringement claims by others and the ability to protect our intellectual property;
•the uncertainty of claims by taxing authorities in the various jurisdictions where we do business;
•the uncertainties of litigation, including liabilities related to the safety and security of the hardware and software products, solutions, and services we sell;
•our ability to manage costs related to employee retirement and health care benefits; and
•other risks and uncertainties, including but not limited to those detailed from time to time in our Securities and Exchange Commission (SEC) filings.

Rockwell Automation, Inc. (NYSE: ROK), is a global leader in industrial automation and digital transformation. We connect the imaginations of people with the potential of technology to expand what is humanly possible, making the world more productive and more sustainable. Headquartered in Milwaukee, Wisconsin, Rockwell Automation employs approximately 27,000 problem solvers dedicated to our customers in more than 100 countries as of fiscal year end 2024. To learn more about how we are bringing The Connected Enterprise(R) to life across industrial enterprises, visit www.rockwellautomation.com.

ROCKWELL AUTOMATION, INC.
CONDENSED STATEMENT OF OPERATIONS INFORMATION
(in millions, except percentages)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2025	2024	2025	2024
Sales (a)	$2,144	$2,051	$6,026	$6,229
Cost of sales (1)	(1,268)	(1,256)	(3,618)	(3,806)
Gross profit (b)	876	795	2,408	2,423
Selling, general and administrative expenses (2) (c)	(498)	(501)	(1,443)	(1,516)
Change in fair value of investments	—	(5)	(3)	1
Other income	5	7	11	31
Interest expense	(41)	(41)	(119)	(114)
Income before income taxes	342	255	854	825
Income tax provision	(49)	(24)	(135)	(116)
Net income	293	231	719	709
Net loss attributable to noncontrolling interests	(2)	(1)	(12)	(4)
Net income attributable to Rockwell Automation, Inc.	$295	$232	$731	$713

Gross profit as percent of sales (b/a)	40.9%	38.8%	40.0%	38.9%
SG&A as percent of sales (c/a)	23.2%	24.4%	23.9%	24.3%
(1) Cost of sales in the three and nine months ended June 30, 2024, includes $23 million of restructuring charges.
(2) Selling, general and administrative expenses in the three and nine months ended June 30, 2024, includes of $47 million of restructuring charges.

ROCKWELL AUTOMATION, INC.
SALES AND EARNINGS INFORMATION
(in millions, except per share amounts and percentages)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2025	2024	2025	2024
Sales
Intelligent Devices (a)	$968	$957	$2,670	$2,858
Software & Control (b)	629	513	1,726	1,686
Lifecycle Services (c)	547	581	1,630	1,685
Total sales (d)	$2,144	$2,051	$6,026	$6,229
Segment operating earnings
Intelligent Devices (e)	$182	$193	$461	$504
Software & Control (f)	199	121	503	418
Lifecycle Services (g)	73	112	219	264
Total segment operating earnings (1) (h)	454	426	1,183	1,186
Purchase accounting depreciation and amortization	(35)	(35)	(106)	(108)
Corporate and other	(40)	(29)	(111)	(97)
Non-operating pension and postretirement benefit credit	—	4	—	14
Change in fair value of investments	—	(5)	(3)	1
Restructuring charges	—	(70)	—	(70)
Interest expense, net	(37)	(36)	(109)	(101)
Income before income taxes (i)	342	255	854	825
Income tax provision	(49)	(24)	(135)	(116)
Net income	293	231	719	709
Net loss attributable to noncontrolling interests	(2)	(1)	(12)	(4)
Net income attributable to Rockwell Automation, Inc.	$295	$232	$731	$713

Diluted EPS	$2.60	$2.02	$6.43	$6.19

Adjusted EPS (2)	$2.82	$2.71	$7.11	$7.25

Diluted weighted average outstanding shares	113.0	114.2	113.2	114.7

Pre-tax margin (i/d)	16.0%	12.4%	14.2%	13.2%

Intelligent Devices segment operating margin (e/a)	18.8%	20.2%	17.3%	17.6%
Software & Control segment operating margin (f/b)	31.6%	23.6%	29.1%	24.8%
Lifecycle Services segment operating margin (g/c)	13.3%	19.3%	13.4%	15.7%
Total segment operating margin (1) (h/d)	21.2%	20.8%	19.6%	19.0%
(1) Total segment operating earnings and total segment operating margin are non-GAAP financial measures. We exclude purchase accounting depreciation and amortization, corporate and other, non-operating pension and postretirement benefit credit, change in fair value of investments, restructuring charges aligned with enterprise-wide strategic initiatives, and interest expense, net, because we do not consider these items to be directly related to the operating performance of our segments. We believe total segment operating earnings and total segment operating margin are useful to investors as measures of operating performance. We use these measures to monitor and evaluate the profitability of our operating segments. Our measures of total segment operating earnings and total segment operating margin may be different from measures used by other companies.
(2) Adjusted EPS is a non-GAAP earnings measure that excludes purchase accounting depreciation and amortization, non-operating pension and postretirement benefit credit, change in fair value of investments, and restructuring charges aligned with enterprise-wide strategic initiatives, including their respective tax effects. See "Other Supplemental Information - Adjusted Income, Adjusted EPS, and Adjusted Effective Tax Rate" for more information regarding non-operating pension and postretirement benefit credit, and a reconciliation to GAAP measures.

ROCKWELL AUTOMATION, INC.
CONDENSED BALANCE SHEET INFORMATION
(in millions)

	June 30, 2025	September 30, 2024
Assets
Cash and cash equivalents	$495	$471
Receivables	1,867	1,802
Inventories	1,253	1,293
Property, net	761	777
Operating lease right-of-use assets	387	423
Goodwill and intangibles	4,968	5,059
Other assets	1,462	1,407
Total	$11,193	$11,232
Liabilities and Shareowners’ Equity
Short-term debt	$848	$1,078
Accounts payable	840	860
Long-term debt	2,617	2,561
Operating lease liabilities	318	356
Other liabilities	2,942	2,702
Shareowners' equity attributable to Rockwell Automation, Inc.	3,463	3,498
Noncontrolling interests	165	177
Total	$11,193	$11,232

ROCKWELL AUTOMATION, INC.
CONDENSED CASH FLOW INFORMATION
(in millions)

	Nine Months Ended June 30,
	2025	2024
Operating activities:
Net income	$719	$709
Depreciation and amortization	240	236
Change in fair value of investments	3	(1)
Retirement benefits expense	31	14
Pension contributions	(8)	(19)
Receivables/inventories/payables	(13)	86
Contract liabilities	65	16
Compensation and benefits	87	(297)
Income taxes	(130)	(294)
Other operating activities	96	(18)
Cash provided by operating activities	1,090	432
Investing activities:
Capital expenditures	(137)	(160)
Acquisition of businesses, net of cash acquired	—	(749)
Purchases of investments	(13)	(10)
Other investing activities	(15)	(1)
Cash used for investing activities	(165)	(920)
Financing activities:
Net (repayment) issuance of short-term debt	(398)	703
Issuance of short-term debt, net of issuance costs	513	19
Issuance of long-term debt, net of issuance costs	12	—
Repayment of long-term debt	(300)	—
Cash dividends	(444)	(429)
Purchases of treasury stock	(356)	(477)
Proceeds from the exercise of stock options	78	32
Other financing activities	(9)	(35)
Cash used for financing activities	(904)	(187)
Effect of exchange rate changes on cash	3	2
Increase (decrease) in cash and cash equivalents	$24	$(673)

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions, except percentages)
Organic Sales
We translate sales of subsidiaries operating outside of the United States using exchange rates effective during the respective period. Therefore, changes in currency exchange rates affect our reported sales. Sales by acquired businesses also affect our reported sales. We believe that organic sales, defined as sales excluding the effects of acquisitions and changes in currency exchange rates, which is a non-GAAP financial measure, provides useful information to investors because it reflects regional and operating segment performance from the activities of our businesses without the effect of acquisitions and changes in currency exchange rates. We use organic sales as one measure to monitor and evaluate our regional and operating segment performance. When we acquire businesses, we exclude sales in the current period for which there are no comparable sales in the prior period. We determine the effect of changes in currency exchange rates by translating the respective period’s sales using the same currency exchange rates that were in effect during the prior year. When we divest a business, we exclude sales in the prior period for which there are no comparable sales in the current period. Organic sales growth is calculated by comparing organic sales to reported sales in the prior year, excluding divestitures. We attribute sales to the geographic regions based on the country of destination.
The following is a reconciliation of reported sales to organic sales for the three and nine months ended June 30, 2025, compared to sales for the three and nine months ended June 30, 2024:

	Three Months Ended June 30,
	2025				2024
	Reported Sales	Less: Effect of Acquisitions	Effect of Changes in Currency	Organic Sales	Reported Sales
North America	$1,354	$—	$(1)	$1,355	$1,268
EMEA	392	—	17	375	356
Asia Pacific	266	—	1	265	260
Latin America	132	—	(12)	144	167
Total	$2,144	$—	$5	$2,139	$2,051

	Nine Months Ended June 30,
	2025				2024
	Reported Sales	Less: Effect of Acquisitions	Effect of Changes in Currency	Organic Sales	Reported Sales
North America	$3,792	$2	$(11)	$3,801	$3,809
EMEA	1,082	—	7	1,075	1,143
Asia Pacific	744	—	(6)	750	806
Latin America	408	—	(42)	450	471
Total	$6,026	$2	$(52)	$6,076	$6,229

The following is a reconciliation of reported sales to organic sales for our operating segments for the three and nine months ended June 30, 2025, compared to sales for the three and nine months ended June 30, 2024:

	Three Months Ended June 30,
	2025				2024
	Reported Sales	Less: Effect of Acquisitions	Effect of Changes in Currency	Organic Sales	Reported Sales
Intelligent Devices	$968	$—	$1	$967	$957
Software & Control	629	—	2	627	513
Lifecycle Services	547	—	2	545	581
Total	$2,144	$—	$5	$2,139	$2,051

	Nine Months Ended June 30,
	2025				2024
	Reported Sales	Less: Effect of Acquisitions	Effect of Changes in Currency	Organic Sales	Reported Sales
Intelligent Devices	$2,670	$—	$(27)	$2,697	$2,858
Software & Control	1,726	—	(14)	1,740	1,686
Lifecycle Services	1,630	2	(11)	1,639	1,685
Total	$6,026	$2	$(52)	$6,076	$6,229

The following is a reconciliation of reported sales growth to organic sales growth for the three and nine months ended June 30, 2025, compared to sales for the three and nine months ended June 30, 2024:

	Three Months Ended June 30, 2025
	Reported Sales Growth	Less: Effect of Acquisitions	Effect of Changes in Currency	Organic Sales Growth
North America	7%	—%	—%	7%
EMEA	10%	—%	5%	5%
Asia Pacific	2%	—%	—%	2%
Latin America	(21)%	—%	(7)%	(14)%
Total	5%	—%	<1%	4%

	Nine Months Ended June 30, 2025
	Reported Sales Growth	Less: Effect of Acquisitions	Effect of Changes in Currency	Organic Sales Growth
North America	—%	—%	—%	—%
EMEA	(5)%	—%	1%	(6)%
Asia Pacific	(8)%	—%	(1)%	(7)%
Latin America	(13)%	—%	(9)%	(4)%
Total	(3)%	—%	(1)%	(2)%
The following is a reconciliation of reported sales growth to organic sales growth for our operating segments for the three and nine months ended June 30, 2025, compared to sales for the three and nine months ended June 30, 2024:

	Three Months Ended June 30, 2025
	Reported Sales Growth	Less: Effect of Acquisitions	Effect of Changes in Currency	Organic Sales Growth
Intelligent Devices	1%	—%	—%	1%
Software & Control	23%	—%	1%	22%
Lifecycle Services	(6)%	—%	—%	(6)%
Total	5%	—%	<1%	4%

	Nine Months Ended June 30, 2025
	Reported Sales Growth	Less: Effect of Acquisitions	Effect of Changes in Currency	Organic Sales Growth
Intelligent Devices	(7)%	—%	(1)%	(6)%
Software & Control	2%	—%	(1)%	3%
Lifecycle Services	(3)%	—%	—%	(3)%
Total	(3)%	—%	(1)%	(2)%

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions, except per share amounts and percentages)
Adjusted Income, Adjusted EPS, and Adjusted Effective Tax Rate
Adjusted Income, Adjusted EPS, and Adjusted Effective Tax Rate are non-GAAP earnings measures that exclude non-operating pension and postretirement benefit credit, purchase accounting depreciation and amortization attributable to Rockwell Automation, change in fair value of investments, and restructuring charges aligned with enterprise-wide strategic initiatives, including their respective tax effects.
We believe that Adjusted Income, Adjusted EPS, and Adjusted Effective Tax rate provide useful information to our investors about our operating performance and allow management and investors to compare our operating performance period over period. Adjusted EPS is also used as a financial measure of performance for our annual incentive compensation. Our measures of Adjusted Income, Adjusted EPS, and Adjusted Effective Tax Rate may be different from measures used by other companies. These non-GAAP measures should not be considered a substitute for Net Income attributable to Rockwell Automation, diluted EPS, and effective tax rate.

The following are the components of operating and non-operating pension and postretirement benefit cost (credit):

	Three Months Ended June 30,		Nine Months Ended June 30,
	2025	2024	2025	2024
Service cost	$10	$9	$31	$28
Operating pension and postretirement benefit cost	10	9	31	28

Interest cost	35	38	103	112
Expected return on plan assets	(42)	(42)	(125)	(127)
Amortization of net actuarial loss	7	—	22	1
Non-operating pension and postretirement benefit credit	—	(4)	—	(14)

Net periodic pension and postretirement benefit cost	$10	$5	$31	$14
The components of net periodic pension and postretirement benefit cost other than the service cost component are included in Other income in the Condensed Statement of Operations.

The following are reconciliations of Net income attributable to Rockwell Automation, diluted EPS, and effective tax rate to Adjusted Income, Adjusted EPS, and Adjusted Effective Tax Rate, respectively:

	Three Months Ended June 30,		Nine Months Ended June 30,
	2025	2024	2025	2024
Net income attributable to Rockwell Automation	$295	$232	$731	$713
Non-operating pension and postretirement benefit credit	—	(4)	—	(14)
Tax effect of non-operating pension and postretirement benefit credit	(1)	1	(1)	3
Purchase accounting depreciation and amortization attributable to Rockwell Automation	33	33	98	100
Tax effect of purchase accounting depreciation and amortization attributable to Rockwell Automation	(7)	(6)	(22)	(17)
Change in fair value of investments	—	5	3	(1)
Tax effect of change in fair value of investments	—	(2)	(1)	(1)
Restructuring charges (1)	—	70	—	70
Tax effect of restructuring charges (1)	—	(18)	—	(18)
Adjusted Income	$320	$311	$808	$835

Diluted EPS	$2.60	$2.02	$6.43	$6.19
Non-operating pension and postretirement benefit credit	—	(0.04)	—	(0.13)
Tax effect of non-operating pension and postretirement benefit credit	(0.01)	0.01	(0.01)	0.02
Purchase accounting depreciation and amortization attributable to Rockwell Automation	0.29	0.28	0.86	0.87
Tax effect of purchase accounting depreciation and amortization attributable to Rockwell Automation	(0.06)	(0.05)	(0.19)	(0.15)
Change in fair value of investments	—	0.04	0.03	(0.01)
Tax effect of change in fair value of investments	—	(0.01)	(0.01)	—
Restructuring charges (1)	—	0.61	—	0.61
Tax effect of restructuring charges (1)	—	(0.15)	—	(0.15)
Adjusted EPS	$2.82	$2.71	$7.11	$7.25

Effective tax rate	14.3%	9.4%	15.8%	14.1%
Tax effect of non-operating pension and postretirement benefit credit	0.3%	(0.2)%	0.1%	(0.1)%
Tax effect of purchase accounting depreciation and amortization attributable to Rockwell Automation	0.6%	0.4%	0.6%	0.2%
Tax effect of change in fair value of investments	—%	0.3%	0.1%	—%
Tax effect of restructuring charges (1)	—%	3.4%	—%	0.9%
Adjusted Effective Tax Rate	15.2%	13.3%	16.6%	15.1%
(1) Restructuring charges in the three and nine months ended June 30, 2024 include $65 million for severance benefits and $5 million for strategic advisory services related to the enterprise-wide severance actions.

Fiscal 2025 Guidance

Diluted EPS (1)	$8.89 - $9.29
Non-operating pension and postretirement benefit credit	—
Tax effect of non-operating pension and postretirement benefit credit	(0.01)
Purchase accounting depreciation and amortization attributable to Rockwell Automation	1.15
Tax effect of purchase accounting depreciation and amortization attributable to Rockwell Automation	(0.25)
Change in fair value of investments (2)	0.03
Tax effect of change in fair value of investments (2)	(0.01)
Adjusted EPS (1)	$9.80 - $10.20

Effective tax rate	~ 17%
Tax effect of non-operating pension and postretirement benefit credit	~ —%
Tax effect of purchase accounting depreciation and amortization attributable to Rockwell Automation	~ —%
Tax effect of change in fair value of investments (2)	~ —%
Adjusted Effective Tax Rate	~ 17%
(1) Fiscal 2025 guidance based on Adjusted Income attributable to Rockwell, which includes an adjustment for SLB's non-controlling interest in Sensia.
(2) The actual year-to-date adjustments are used for guidance, as estimates of these adjustments on a forward-looking basis are not available due to variability, complexity, and limited visibility of these items.

Note: Guidance as of August 6, 2025

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions, except percentages)
Free Cash Flow
Our definition of free cash flow, which is a non-GAAP financial measure, takes into consideration capital investments required to maintain the operations of our businesses and execute our strategy. In our opinion, free cash flow provides useful information to investors regarding our ability to generate cash from business operations that is available for acquisitions and other investments, service of debt principal, dividends, and share repurchases. We use free cash flow, as defined, as one measure to monitor and evaluate our performance, including as a financial measure for our annual incentive compensation. Our definition of free cash flow may be different from definitions used by other companies.
The following table summarizes free cash flow by quarter:

	Sep. 30, 2023	Dec. 31, 2023	Mar. 31, 2024	Jun. 30, 2024	Sep. 30, 2024	Dec. 31, 2024	Mar. 31, 2025	Jun. 30, 2025
Cash provided by operating activities	$839	$33	$120	$279	$432	$364	$199	$527
Capital expenditures	(63)	(68)	(51)	(41)	(65)	(71)	(28)	(38)
Free cash flow	$776	$(35)	$69	$238	$367	$293	$171	$489

Free cash flow conversion (free cash flow as a percentage of Adjusted Income) is a non-GAAP financial measure, which reflects our ability to generate cash from the operations of our business while considering the capital investments required to maintain operations and execute our strategy as a ratio of our operating performance. We believe free cash flow conversion provides useful information to investors about our ability to convert operating performance into cash generation. Our measure of free cash flow conversion may be different from measures used by other companies.
The table below provides free cash flow conversion for the three months ended June 30, 2025 and 2024:

	Quarter Ended
	Jun. 30, 2025	Jun. 30, 2024
Free cash flow (a)	$489	$238
Adjusted Income (b)	320	311
Free cash flow conversion (a/b)	153%	77%
Return On Invested Capital
Our press release contains information regarding ROIC, which is a non-GAAP financial measure. We believe that ROIC is useful to investors as a measure of performance and of the effectiveness of the use of capital in our operations. We use ROIC as one measure to monitor and evaluate our performance. Our measure of ROIC may be different from that used by other companies. We define ROIC as the percentage resulting from the following calculation:
(a) Net income, before Interest expense, Income tax provision, and Purchase accounting depreciation and amortization, divided by;
(b) average invested capital for the year, calculated as a five quarter rolling average using the sum of Short-term debt, Long-term debt, Shareowners’ equity, and Accumulated amortization of goodwill and other intangible assets, minus Cash and cash equivalents, Short-term investments, and Long-term investments (fixed income securities), multiplied by;
(c) one minus the Effective tax rate for the period.
ROIC is calculated as follows (in millions, except percentages):

	Twelve Months Ended
	June 30,
	2025	2024
(a) Return
Net income	$957	$915
Interest expense	160	144
Income tax provision	171	228
Purchase accounting depreciation and amortization	142	293
Return	$1,430	$1,580
(b) Average invested capital
Short-term debt	$1,043	$741
Long-term debt	2,574	2,747
Shareowners’ equity	3,559	3,675
Accumulated amortization of goodwill and intangibles	1,368	1,294
Cash and cash equivalents	(459)	(566)
Short-term and long-term investments	(2)	(1)
Average invested capital	$8,083	$7,890
(c) Effective tax rate
Income tax provision	$171	$228
Income before income taxes	1,128	1,143
Effective tax rate	15.2%	19.9%
(a) / (b) * (1-c) Return On Invested Capital	15.0%	16.0%